Exhibit 10.25

June 10, 2020

Shubham Maheshwari
[address omitted]

Dear Sam,

We are pleased to confirm our offer of employment with Varex Imaging Corporation for the position of Chief Financial Officer reporting to Sunny Sanyal, Chief Executive Officer, with an estimated start date of July 20, 2020. Your work location will be Salt Lake City, UT and will require relocation to the area by July 20, 2021. During the period between your start date and your family’s relocation to the Salt Lake area and unless otherwise agreed with Sunny Sanyal, you are expected to work out of the Salt Lake City office during the work week. In this exempt status role, your rate of pay will be $460,000 per year ($8,846 weekly), to be paid in accordance with the company’s payroll schedule.

Management Incentive Plan (MIP)

You will be eligible to participate in the Varex Management Incentive Plan (MIP) on a pro-rata basis beginning on your hire date. Your target award percentage is 65% of base salary (at 100% achievement). Under the terms of the MIP, awards are based on a combination of Varex Imaging Corporation financial achievements and individual performance goals. The award is typically payable in December for the prior fiscal year's performance. For FY20 (which ends at the end of September) you would be eligible to receive the target Management Incentive (prorated based on the number of days you were employed during FY20). More information regarding the MIP will be available to you shortly after the commencement of your employment. Participation in the MIP is subject to the discretion of the Plan Administrator.

Equity

We will recommend to Varex’s Compensation and Management Development Committee (“Varex CC”) that it grant you, at the first regularly scheduled meeting of Varex CC that occurs after your hire date, a one-time equity award having a grant date value of $1,500,000. The award is expected to consist of 50% premium-priced, performance-based stock options and 50% restricted stock units, as determined by the Varex CC. Such award will be subject to the terms and conditions of the Varex plan and award agreement which you will receive once approved. This equity grant is expected to vest over four years based on performance and/or time (for restricted stock units, 50% after two years of employment and 50% after four years of employment and for performance stock options, 25% after one year of employment and then ratably thereafter), as determined by the Varex CC. For this purpose, the methodology used to calculate the grant date value of your award shall be determined by Varex CC in its sole discretion in a manner that is consistent with the methodology utilized for other Varex Imaging employees. In addition to this one-time award you will be eligible to participate in our annual equity program at a threshold consistent with your position (currently expected to be 165% of your base salary). Typically, annual equity awards are approved by the Varex CC in February. You will be eligible for annual equity grant recommendations for the fiscal year 2022 cycle.

In addition, in the quarter following the permanent relocation of you, your spouse and any other immediate family members to Salt Lake City, Utah (no later than 24 months from your start date) you would be eligible to receive a one-time equity award having an aggregate grant date value of $375,000, with the award split equally between restricted stock units and premium-priced, performance-based stock options and each award vesting over a period of four (4) years of continued employment with the Company, in each case subject to approval by the Varex CC.

Relocation Assistance

Varex Imaging’s relocation program provides custom core relocation benefits (see below). Upon acceptance of this offer, a representative from Varex Imaging’s relocation service provider, Cornerstone Relocation, will contact you to discuss the policy components and reimbursable expenses in detail.

Core Benefits
•One home-finding trip (airfare for two and up to six nights’ accommodations)
•Transportation of household goods: Packing, loading, standard insurance and movement of household goods from one former residence to new residence in Salt Lake City, UT
•Vehicle shipment: Transport of up to two cars/motorcycle from one former residence to new residence in Salt Lake City, UT
•Temporary housing (three months)
•Final move: Transportation and meals for the employee and household members during the final move
•$5K Gross relocation bonus
•Home Sale (BVO program)
•Reimbursement of home purchase closing costs

Should you voluntarily leave Varex Imaging or if your employment is terminated for misconduct or other cause in the first 24 months from the date of your relocation, you will be required to repay the relocation expenses paid to you or on your behalf. The repayment amount will be reduced by 50% after one full year of employment.

Benefits

As a regular employee of the Company, you will be eligible on date of hire to participate in those Company-sponsored benefits that are available to all Company employees.

Paid Time Off and Holidays

You are eligible for paid time off (PTO) for any days that you need, subject to your manager’s approval. These days are not accrued for and will not be paid out when you leave the company. In addition, Varex Imaging has ten paid company holidays per year based on the annually published list.

Additional Terms

Please make sure not to bring with you to Varex Imaging any materials that contain the trade secrets or proprietary information of third parties. Varex Imaging respects the trade secret rights of other companies and expects all employees to do the same. All newly hired employees are subject to an initial 90-day evaluation period that may be extended upon recommendation of the supervisor and approval of the human resources office.

Your employment at Varex Imaging is an at-will employment relationship, meaning that either Varex Imaging, or you, has the right to terminate the employment relationship at any time with or without cause or notice. Upon your acceptance of this agreement you acknowledge Varex Imaging’s at-will employment relationship and it supersedes all other agreements on this subject. The at-will nature of the employment relationship can only be modified by a written agreement signed by Varex Imaging’s Chief Executive Officer.

This offer is contingent upon your ability to perform the essential functions of the position with reasonable accommodation as well as successful completion of the required background verification and drug screening. In addition, you are required to demonstrate and maintain legal work authorization in the United States. On the first day of employment, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States to satisfy the requirements of Form I-9. Please do not take any action in reliance upon this offer letter, such as resigning from your current employment, until you have been notified that you have successfully passed the screening process described in this paragraph.

Sam we sincerely believe Varex Imaging Corporation will provide the challenges and opportunities you seek, and we look forward to your contributions. Should you have any questions in the meantime, please feel free to contact Chad Holman, VP, Chief Human Resources Officer at O: [omitted], or C: [omitted].

Sincerely,

Sunny Sanyal
Chief Executive Officer

By signing this offer letter, I wish to accept this offer from Varex Imaging Corporation.

Signature: /s/ Shubham Maheshwari

Date: July 27, 2020